EXHIBIT 21
Subsidiaries of Baxter International Inc.

		% owned by
	Organized under laws	immediate
Subsidiary	of	parent

Baxter International Inc.	Delaware	100
Baxter Healthcare Corporation	Delaware	100
Baxter Pharmaceutical Solutions LLC	Delaware	100
BioLife Plasma Services L.P.	Pennsylvania	99	(2)
Baxter World Trade Corporation	Delaware	100
Baxter Corporation	Canada	100
Baxter Deutschland Holding GmbH	Germany	100
Baxter Deutschland GmbH	Germany	100
Baxter Export Corporation	Nevada	100
Baxter Representaçoes Ltda	Brazil	100	(1)
Baxter Hospitalar Ltda	Brazil	99.999	(2)
Baxter Global Holdings II Inc.	Delaware	100
Baxter Holding B.V.	The Netherlands	100
Baxter Healthcare (Holdings) Limited	United Kingdom	100
Baxter Healthcare Limited	United Kingdom	100
Baxter Healthcare Holding GmbH	Switzerland	100
Baxter Handel GmbH	Switzerland	100
Baxter Healthcare SA	Switzerland	100
Baxter Trading GmbH	Switzerland	100
Baxter Trading GmbH	Austria	100
Baxter AG	Austria	100
Baxter BioScience Manufacturing Sarl	Switzerland	100
Baxter Holdings LLC	Delaware	100
Baxter Mexico, S. de R.L. de C.V.	Mexico	99.8	(2)
Baxter Holding Mexico, S. de R.L. de C.V.	Mexico	99.99	(2)
Baxter S.A. de C.V.	Mexico	99.9	(2)
Baxter Global Holdings Inc.	Delaware	100
Baxter Healthcare Pty Ltd	Australia	99.999	(2)
Baxter Healthcare (Asia) Pte Ltd	Singapore	100
Baxter Holdings Limited	Japan	100
Baxter Limited	Japan	100
Baxter Manufacturing S.p.A.	Italy	98.98	(2)
Bieffe Medital S.p.A.	Italy	99.3
Baxter S.A.	Belgium	99.64	(2)
Baxter S.A.S.	France	64.58	(1)(2)
Baxter Sales and Distribution Corp.*	Delaware	100	(3)
Baxter Healthcare Corporation of Puerto Rico	Alaska	100
Baxter Travenol S.A.S.	France	99.98	(1)(2)
Baxter S.A.S.	France	35.42	(1)(2)
Baxter World Trade S.A.	Belgium	100
Laboratorios Baxter S.A.	Delaware	100

Subsidiaries omitted from this list, considered in aggregate as a single subsidiary, would not constitute a significant subsidiary. All subsidiaries set forth herein are reported in the Company’s financial statements through consolidation or under the equity method of accounting.
(1)	Including nominee shares.

(2)	Remaining shares owned by the Company, or other subsidiaries of the Company.

(3)	Of common stock, with preferred stock held by Baxter Healthcare Corporation.
* Prior to January 1, 2007 Baxter Sales and Distribution Corp. was known as Baxter Services Corporation.